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                  HP ANNOUNCES RESUMPTION OF SHARE REPURCHASES


PALO ALTO, Calif., Sept. 17, 2001 -- Hewlett-Packard Company (NYSE:HWP) today announced that it has resumed its normal stock repurchase activities. The company has authorization of approximately $1.8 billion available for the repurchase of shares as part of the company's share repurchase programs. These programs had been suspended during the negotiation of the HP and Compaq Computer Corp. merger agreement, which was announced on Sept. 4.

"We have enormous confidence in the underlying strength of the U.S. economy and the long-term health of the technology sector," said Carly Fiorina, chairman and chief executive offer. "We're also confident in the power of the HP/Compaq combination and the value it will create for shareowners, customers, partners and employees. Therefore, at current price levels, we believe HP's stock represents a compelling investment opportunity for the company."

ABOUT HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to all. HP had total revenue from continuing operations of $48.8 billion in its 2000 fiscal year. Information about HP and its products can be found on the World Wide Web at HTTP://WWW.HP.COM.

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This news release and the attached fact sheet contain forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of expected synergies, accretion, timing of closing, industry ranking, execution of integration plans and management and organizational structure are all forward-looking statements. Risks, uncertainties and assumptions include the possibility that the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; that the Compaq transaction does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; or that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty; that the parties are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in HP's Securities and Exchange Commission reports (including but not limited to the annual report on Form 10-K for the year ended Oct. 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, HP's results could differ materially from HP's expectations in these statements. HP assumes no obligation and does not intend to update these forward-looking statements.